Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Acxiom Corporation:

We consent to incorporation by reference in the Registration Statements previously filed on Form S-3 and Form S-8 (Nos. 333-57470, 33-17115, 33-37610, 33-37609, 33-42351, 33-72310, 333-63633, 333-91395, 333-40114, 333-57470, 333-68620, 333-98613, 333-108900, 333-124901, 333-127743, 333-148946 and 333-148708), of Acxiom Corporation of our reports dated May 27, 2009, with respect to the consolidated balance sheets of Acxiom Corporation and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended March 31, 2009, and the effectiveness of internal control over financial reporting as of March 31, 2009, which reports appear in the March 31, 2009 annual report on Form 10-K of Acxiom Corporation.

/s/ KPMG LLP

Dallas, Texas

May 27, 2009